EXHIBIT 99.1

UNICORP ANNOUNCES THIRD FISCAL QUARTER RESULTS

HOUSTON, TEXAS - November 14, 2007 - Unicorp, Inc. (OTCBB: UCPI) released today the results from operations for the nine months ended September 30, 2007.

Highlights

For the three months ended September 30, 2007:

•	Total revenue increased 180% from $287,766 in 2006 to $805,278 in 2007.
•	Oil and gas production costs excluding depletion increased from $68,803 in 2006 to $252,270 in 2007 as a result of higher oil and gas production and an increase in the number of producing properties.
•	Net income for the three months ending increased to $233,137 from a net loss of $697,155 for the same period in 2006.

For the nine months ended September 30, 2007:

•	Total revenue from the sale of oil and gas increased 214% from $564,495 in 2006 to $1,771,180 in 2007.
•	Sales of crude oil and condensate increased from 8,395 net barrels in 2006 to 21,205 net barrels in 2007.
•	Oil and gas production costs increased from $151,736 in 2006 to $538,404 in 2007 as a result of increased number of properties and higher production totals.
•
The Company experienced an increase in operating expenses from $3,024,802 in 2006 to $3,615,290 in 2007 reflecting an increase in activities, however, the Company is continuing to monitor and control its costs..

•	The net loss decreased from $2,929,306 for 2006 to $2,772,883 for 2007.

The financial summary is included at the end of this release. Complete financials can be found on the Company’s Form 10-QSB filing with the Securities and Exchange Commission

Management Comments

Bob Munn, President and CEO of Unicorp said: “The third quarter of 2007 was a particularly exciting one for our shareholders as we demonstrated significant increases in production while holding a tight lid on expenses. We also completed a very important well on our Catfish Creek prospect located in East Texas. This well not only adds to our daily oil production but sets up many additional drilling locations on the acreage which will show up in our 2008 production totals.” Mr. Munn went on to say; “Although it’s only been a couple of months since I joined Unicorp, I am more excited then ever about our ability to grow the company for our shareholders.”

About Unicorp

Unicorp, Inc. is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. The Company acquires working interests in producing properties with developmental potential and properties that offer relatively low risk exploration potential for both crude oil and natural gas. Unicorp operates onshore along the Gulf Coast of Texas and Louisiana as well as East Texas and Mississippi. The Company strives to enhance asset value through application of current production technology while keeping costs low. The Company’s goal is to achieve a high return on its investment and grow shareholder value.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, and Annual Report on Form 10-KSB/A (First Amendment) for the year ended December 31, 2006. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.
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UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006

Oil and gas revenue	$805,278	$287,766	$1,771,180	$564,495
Oil and gas production costs	253,270	68,803	538,404	151,736
Depletion expense	382,719	83,960	864,239	312,705
Gross profit (loss)	169,289	135,003	368,537	100,054

Operating expenses:
Office administration	46,832	48,692	160,560	120,943
Payroll and related	233,113	132,453	501,800	448,845
Investor relations	73,043	161,990	426,683	758,486
Professional services	279,204	38,563	589,056	177,866
Drilling rig contract	123,025	314,666	525,489	314,666
Stock option expense	289,992	96,492	782,483	468,914
Impairment of oil and gas properties	--	--	372,668	612,486
Depreciation	11,412	10,783	33,659	21,123
Other	40,110	22,285	222,892	101,473
Total operating expenses	1,096,731	825,924	3,615,290	3,024,802

Loss from operations	(927,442)	(690,921)	(3,246,753)	(2,924,748)

Other income (expense):
Interest income	17,817	1,281	30,392	17,463
Interest expense- other	(257,955)	(7,515)	(1,433,761)	(18,495)
Interest expense - related parties	--	--	--	(3,526)
Change in fair value of derivatives	1,400,717	--	1,877,239	--
Total other	1,160,579	(6,234)	473,870	(4,558)
Net income (loss)	$233,137	$(697,155)	$(2,772,883)	$(2,929,306)

Net loss per share:
Basic	$0.00	$(0.01)	$(0.03)	$(0.03)
Diluted	$0.00	$(0.01)	$(0.03)	$(0.03)

Weighted average number of common shares outstanding:
Basic	101,028,970	89,604,944	99,134,341	87,244,496
Diluted	101,177,340	89,604,944	99,134,341	87,244,496

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(2,772,883)	$(2,929,306)
Adjustments to reconcile net loss to cash used in operating activities:
Depletion and depreciation	897,899	333,828
Impairment of oil and gas properties	372,668	612,486
Stock and stock options issued for services	50,235	172,534
Stock issued for loan commitment	--	13,920
Stock option expense	782,483	468,914
Amortization of debt discounts	1,252,884	11,250
Amortization of deferred financing costs	11,541	--
Non-cash investment income	(3,883)	(5,625)
Change in fair value of derivatives	(1,877,239)	--
Changes in assets and liabilities:
Accounts receivable	(517,458)	(558,345)
Prepaid drilling contract	858,789	(836,522)
Deferred financing costs	(78,500)	(35,472)
Prepaid expenses	8,431	(509,606)
Accounts payable and accrued liabilities	491,154	(77,819)
Drilling contract liability	(535,000)	663,000
Net cash used in operating activities	(1,058,879)	(2,676,763)
Cash flows from investing activities:
Purchase of certificate of deposit	(100,000)	(25,000)
Investment in oil and gas properties and other fixed assets	(5,066,862)	(2,374,258)
Proceeds from sale of oil and gas property	750,032	--
Note receivable - related party	--	(200,000)
Deposits	--	5,000
Net cash used in investing activities	(4,416,830)	(2,594,258)
Cash flows from financing activities:
Proceeds from secured convertible note payable	5,500,000	--
Debt issuance costs	(580,000)	--
Repayment of notes payable - related parties and other	--	(367,000)
Stock issued for cash	1,950,040	3,982,500
Exercise of stock options	5,000	1,953,251
Purchase of treasury stock	--	(120,000)
Net cash provided by financing activities	6,875,040	5,448,751
Net increase in cash	1,399,331	177,730
Cash and cash equivalents, beginning of period	417,884	287,446
Cash and cash equivalents, end of period	$1,817,215	$465,176